                            EXHIBIT 11 TO FORM 10-KSB

     COMPUTATION OF EARNINGS PER COMMON SHARE AND COMMON SHARE EQUIVALENTS

                                                                                    Year Ended December 31,
                                                                              ------------------------------------
                                                                                   1999                1998
                                                                              ----------------    ----------------
BASIC EARNINGS PER SHARE
Weighted average common shares outstanding................................         16,612,314           9,882,227
                                                                              ================    ================
    Basic loss per share..................................................      $       (0.62)      $       (2.97)
                                                                              ================    ================

DILUTED EARNINGS PER SHARE
Weighted average common shares outstanding................................         16,612,314           9,882,227
Shares issuable from assumed conversion of
       convertible preferred stock........................................             96,830                 ---
Shares issuable from assumed conversion of
    common share options and warrants.....................................             10,437              40,123
                                                                              ----------------    ----------------
Weighted average common shares outstanding, as adjusted...................         16,719,581           9,882,227
                                                                              ================    ================
    Diluted loss per share................................................      $       (0.61)      $       (2.96)
                                                                              ================    ================

EARNINGS FOR BASIC AND DILUTED COMPUTATION
Net income................................................................      $ (10,250,238)      $ (29,321,347)
Preferred shares dividend.................................................                ---             (48,138)
                                                                              ----------------    ----------------
Net income to common shareholders (basic and diluted
    earnings per share computation).......................................      $ (10,250,238)      $ (29,369,485)
                                                                              ================    ================


This calculation is submitted in accordance with Regulation S-K; although it is contrary to paragraphs 13 through 16 of the Financial Accounting Standards Board's Statement of Financial Standard No. 128, because it produces an antidilutive result.


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